                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE

Contacts:
Deborah Carty                                       Mark Vincent
NexMed, Inc.                                        Euro RSCG Life NRP
609-208-9688, ext: 159                              (212) 845-4239
dcarty@nexmed.com                                   Mark.Vincent@eurorscg.com

               NEXMED AND SCHERING SIGN AGREEMENT FOR ALPROX-TD(R)

Robbinsville, NJ, July 6, 2004 -- NexMed, Inc. (NASDAQ: NEXM), a developer of innovative treatments based on the NexACT(R) drug delivery technology, today announced that it has entered into a license, supply and distribution agreement with Schering AG, Germany (FSE: SCH, NYSE: SHR). This agreement provides Schering with exclusive commercialization rights to Alprox-TD(R) in Europe, Russia, the Middle East, South Africa, Australia and New Zealand. NexMed will retain the intellectual property relating to Alprox-TD(R) and will manufacture and supply the product to Schering. Under the terms of this partnership, NexMed will receive future milestone payments as well as a share of the revenue through transfer price payments based on the supply of Alprox-TD(R). The overall financial terms are intended, depending upon performance levels, to approximate an equal sharing of the value of the product.

Commenting on this commercialization partnership, Dr. Joseph Mo, President and C.E.O. of NexMed stated, "Schering is our partner of choice for Alprox-TD(R) given its significant andrology product portfolio and commitment to improving men's health. Through this deal, NexMed will be able to participate in revenue generated by Schering on Alprox-TD(R) sales, thereby establishing a potential revenue stream that should enable us to continue bringing important drugs to market based upon our proprietary NexACT(R) technology. We look forward to working closely with Schering over the coming years." Dr. Mo added, "We continue to engage in discussions with various pharmaceutical companies for the commercialization of Alprox-TD(R) in other markets, including the U.S."

About NexMed, Inc.

NexMed, Inc. is an emerging drug developer that is leveraging its proprietary drug technology to develop a significant pipeline of innovative pharmaceutical products to address large unmet medical needs. Its lead NexACT(R) product under development is the Alprox-TD(R) cream treatment for erectile dysfunction. The Company also is working with various pharmaceutical companies to explore the incorporation of NexACT(R) into their existing drugs as a means of developing new patient-friendly transdermal products and extending patent lifespans and brand equity.

Statements under the Private Securities Litigation Reform Act: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including but not limited to its ability to enter into partnering agreements or raise financing on acceptable terms, successful completion of clinical development programs, regulatory review and approval, product development and acceptance, manufacturing, competition, and/or other factors, some of which are outside the control of the Company.

                                     - ### -